UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 9, 2009

Date of Report (date of earliest event reported)

BIOFORM MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33791	39-1979642
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1875 South Grant Street, Suite 200

San Mateo, California 94402

(Address of principal executive offices)

(650) 286-4000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(e). On December 9, 2009, the compensation committee of the board of directors of BioForm Medical, Inc. took action with regard to several compensation related matters that include executive officers. This followed a process over several meetings in which the compensation committee examined various compensation components and overall compensation, both historic and current. As a result of this examination, the committee took the following actions:

Bonus Restoration. In November 2008, the board of directors, in response to the economic downturn, approved a cost reduction plan designed to reduce annual operating expenses by up to $20,000,000. In conjunction with this plan, management recommended, and the compensation committee approved, an indefinite suspension of year end management bonuses. On December 9, 2009, the compensation committee approved reinstatement of the bonus program for fiscal year 2011 (commencing July 1, 2010). Pursuant to the committee’s action, all officers of the Company (vice president and above) will have their target bonus potential set uniformly at 20%. This represents a reduction from target bonus potentials ranging from 30% to 60% that had been in effect prior to the bonus suspension.

401(k) Company Match Reinstatement. In March 2009, management recommended, and the board of directors approved, the indefinite suspension of the 401(k) company matching benefit, effective July 1, 2009. On December 9, 2009, the compensation committee approved reinstatement of the Company match commencing July 1, 2010, at a level reduced from that which had previously been in effect.

Potential Payments upon Termination following a Change in Control. The Company’s 2007 Equity Incentive Plan provides that in the event of a change in control, each outstanding award will be treated as the administrator determines. Additionally, if there is no assumption or substitution of outstanding awards, the outstanding awards would fully vest. In accordance with the standard terms and conditions under which options were granted under the Company’s 2003 (Active) Stock Plan, each option would become fully vested and exercisable upon the optionee’s involuntary termination (including constructive termination) following a change in control, provided that the optionee executed a release of claims acceptable to the Company. On December 9, 2009, the compensation committee extended these terms and conditions to all awards issued under the 2007 Equity Incentive Plan granted prior to December 31, 2009. For future stock options granted on or after January 1, 2010, these terms and conditions will apply to the optionee’s involuntary termination within 12 months following a change in control.

The compensation committee may, at its discretion, withdraw, amend or add benefits to these arrangements as it deems advisable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioForm Medical, Inc.

Date: December 15, 2009	By:	/s/ STEVE BASTA
Steve Basta Chief Executive Officer